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                                                                      EXHIBIT 28

MORGAN STANLEY DEAN WITTER

                                                   2725 SAND HILL ROAD
                                                   BUILDING C -- SUITE 200
                                                   MENLO PARK, CALIFORNIA 94025
                                                   (650) 234-5500

                                                                  March 18, 1999

Board of Directors

VLSI Technology, Inc.

1109 McKay Drive

San Jose, CA 95131

Members of the Board:

We understand that on March 5, 1999, KPE Acquisition Inc. ("KPE"), a subsidiary of Koninklijke Philips Electronics N.V. ("Philips"), commenced a tender offer to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Common Stock"), including associated rights to purchase Preferred Stock, of VLSI Technology, Inc. ("VLSI" or the "Company"), other than shares of Common Stock owned by Philips and its affiliates, at a price of $17.00 per share net to the seller in cash upon the terms and subject to the conditions set forth in the Offer to Purchase, dated March 5, 1999 (as amended on March 17, 1999, the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Philips Offer"). The terms of the Philips Offer are more fully set forth in the Schedule 14D-1 (the "Schedule 14D-1") filed by KPE and Philips with the Securities and Exchange Commission on March 5, 1999, as amended on March 17, 1999.

You have asked for our opinion as to whether the Philips Offer is adequate from a financial point of view to the holders of Common Stock other than Philips and its affiliates.

For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company;

    (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

   (iii) reviewed certain financial projections prepared by the management of the Company;
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VLSI Technology, Inc.
March 18, 1999                                        MORGAN STANLEY DEAN WITTER
Page - 2

    (iv) discussed the past and current operations and financial condition and the prospects and business strategy of the Company with senior executives of the Company;

    (v) reviewed the reported prices and trading activity for the Common Stock;

    (vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities;

   (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (viii) participated in preliminary exploratory discussions with third parties in connection with our evaluation of the Philips Offer;

    (ix) reviewed the Offer to Purchase, the Schedule 14D-1 and certain related documents; and

    (x) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the Company's financial projections, we have assumed that they have been reasonably prepared on bases reflecting management's best currently available estimates and judgments of the future financial performance of the Company. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

It is understood that this letter is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by the Company in respect of the tender offer, or otherwise required, with the Securities and Exchange Commission. This opinion is not intended to be and shall not constitute a recommendation to any holder of Common Stock as to whether to tender shares of Common Stock pursuant to the Philips Offer.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services to Philips on matters unrelated to VLSI and have received fees for the rendering of those services.
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VLSI Technology, Inc.
March 18, 1999                                        MORGAN STANLEY DEAN WITTER
Page - 3

Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Philips Offer is inadequate from a financial point of view to the holders of Common Stock other than Philips and its affiliates.

                                          Very truly yours,
                                          MORGAN STANLEY & CO. INCORPORATED

                                          By:  /s/ CHARLES R. CORY
                                          --------------------------------------
                                              Charles R. Cory
                                              MANAGING DIRECTOR